FRANKLIN CALIFORNIA TAX-FREE INCOME FUND, INC.

                             ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION


      FRANKLIN CALIFORNIA TAX-FREE INCOME FUND, INC., a Maryland corporation having its principal office in Baltimore, Maryland, (the "Corporation") hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

      FIRST: The Corporation heretofore had authority to issue a total of fifteen billion (15,000,000,000) shares of stock, with a par value of one cent ($.01) per share, and an aggregate par value of $150,000,000, classified as follows:

      CLASS DESIGNATION                                      NUMBER OF SHARES

      Franklin California Tax-Free Income Fund Series

        Franklin California Tax-Free Income Fund
        Class A                                                5,000,000,000

        Franklin California Tax-Free Income Fund
        Class B                                                5,000,000,000

        Franklin California Tax-Free Income Fund
        Class C                                                5,000,000,000
                                                               -------------
                                                              15,000,000,000

      SECOND: The Board of Directors of the Corporation, in accordance with
Section 2-105(c) of the Maryland General Corporation Law, has adopted a resolution increasing the aggregate number of authorized shares of stock of the Corporation by five billion (5,000,000,000) shares so that the Corporation has authority to issue a total of twenty billion (20,000,000,000) shares.

      THIRD: The Board of Directors has classified the additional five billion (5,000,000,000) shares of capital stock as five billion shares of Franklin California Tax-Free Income Fund Advisor Class shares of the Franklin California Tax-Free Income Fund Series (the "Series") of the Corporation.

      FOURTH: As increased hereby, the total number of shares of capital stock that the Corporation is authorized to issue is twenty billion (20,000,000,000) shares, with a par value of one cent ($.01) per share, and an aggregate par value of $200,000,000, classified as follows:



      CLASS DESIGNATION                                      NUMBER OF SHARES

      Franklin California Tax-Free Income Fund Series

        Franklin California Tax-Free Income Fund
        Class A                                                5,000,000,000

        Franklin California Tax-Free Income Fund
        Class B                                                5,000,000,000

        Franklin California Tax-Free Income Fund
        Class C                                                5,000,000,000

        Franklin California Tax-Free Income Fund
        Advisor Class                                          5,000,000,000
                                                               -------------
                                                              20,000,000,000

      FIFTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended (the "1940 Act"). The total number of shares that the Corporation has authority to issue has been increased in accordance with Section 2-105(c) of the Maryland General Corporation Law. The shares of the Corporation classified pursuant to Article THIRD of these Articles Supplementary have been classified by the Board of Directors under authority contained in the Corporation's Articles of Incorporation as amended and supplemented (the "Charter").

      SIXTH: The Franklin California Tax-Free Income Fund Advisor Class shares of the Series of the Corporation (each referred to herein as an "Advisor Class share" or, collectively, as the "Advisor Class shares"), shall represent interests in the same portfolio of investments as the existing classes of capital stock of the Corporation. Each Advisor Class share of the Series of the Corporation shall have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption of the existing classes of shares of the Series, all as set forth in the Corporation's Charter, except for the differences therein or hereinafter set forth:

      (1) Dividends and distributions paid to holders of the Advisor Class shares of the Corporation shall be in such amounts as may be declared from time to time by the Board of Directors, provided that such amounts shall not reflect reduction for payment of any fees under any Distribution Plan adopted pursuant to Rule 12b-1 Plan under the 1940 Act (a "12b-1 Plan"), and such dividends and distributions may vary from the dividends and distributions with respect to the other classes of capital stock of the Series and the Corporation to reflect differing allocations of the expenses of the Series and the Corporation among the classes, which may included, without limitation, reductions for payments of fees under any 12b-1 Plan adopted for, or relating to such other classes of shares of the Series in accordance with the 1940 Act, and any resultant difference among the net asset values per share as the Board of Directors may deem appropriate.

      (2) Except as otherwise provided by law, Advisor Class shares of the Series (i) shall have exclusive voting rights with respect to any matter submitted to a vote of stockholders that affects only holders of Advisor Class shares of the Series; and (ii) shall not have voting rights with respect to the provisions of any l2b-1 Plan applicable to any other class of the Series and the Corporation or with regard to any other matter submitted to a vote of stockholders which does not now or in the future affect the holders of the Advisor Class shares of the Series.

      (3) The allocation of investment income and losses, realized and unrealized capital gains and losses, and expenses and liabilities of the Corporation among and between the classes of capital stock of the Series and the Corporation and the determination of their respective net asset values and rights upon liquidation or dissolution of the Corporation or liquidation of the Series shall be determined conclusively by the Board of Directors in a manner that is consistent with Rule 18f-3 of the 1940 Act and any existing or future amendment to that rule, or any rule or interpretation under the 1940 Act that modifies, is an authorized alternative to, or supersedes that rule.


      IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its undersigned authorized officer who acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief, the matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

Presented and witnessed on this 19 day of SEPTEMBER , 2001.

                               FRANKLIN CALIFORNIA TAX-FREE INCOME FUND, INC.




                               By:  /S/ RUPERT H. JOHNSON, JR.
                                    --------------------------------------
                                    Rupert H. Johnson, Jr., Vice President




WITNESSED:   /S/ MURRAY L. SIMPSON
            --------------------------------
            Murray L. Simpson, Secretary